Exhibit 99.1

            Spectrum Control Reports Fourth Quarter and Annual Profit
                   Increase in Customer Orders and Shipments;
                           Improved Operating Margins

    FAIRVIEW, Pa., Jan. 8 /PRNewswire-FirstCall/ --

                                  FlashResults
                          Spectrum Control, Inc. (SPEC)
                  (Numbers in Thousands, Except Per Share Data)

                           4th quarter ended           4th quarter ended
                        11/30/2003       YTD        11/30/2002        YTD
     Sales               $16,915       $62,985       $15,703        $57,213
     Net Income             $409          $854          $158          $(737)
     Average Shares       13,090        13,004        12,979         13,063
     EPS                   $0.03         $0.07         $0.01         $(0.06)

    Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of electronic control products and systems, today reported results for the fourth quarter and fiscal year ended November 30, 2003.

    For the fourth quarter of fiscal 2003, the Company reported net income of $409,000 or three cents per share on sales of $16,915,000, compared to net income of $158,000 or one cent per share on sales of $15,703,000 for the same period last year.

    For the fiscal year 2003, the Company generated net income of $854,000 or seven cents per share on sales of $62,985,000. In fiscal year 2002, the Company had a net loss of $737,000 or six cents per share on sales of $57,213,000.

    Dick Southworth, the Company's President and Chief Executive Officer, commented, "Customer order rates, which began to improve late in the third quarter of this year, continued to increase throughout the current quarter. Customer orders received in the fourth quarter amounted to $17.3 million, up $2.9 million or nearly 20% from the same period last year. Demand for our signal and power integrity products was particularly strong. These products are used in numerous applications and industries, including wireless telecommunications equipment. With our improved customer order rate, shipments in the current quarter grew to $16.9 million, an increase of $1.6 million or 10% from the immediate preceding quarter, and an increase of $1.2 million or 8% from a year ago. This higher shipment level, combined with our ongoing cost reduction programs, enhanced our profitability by improving efficiencies and enabling us to leverage our fixed manufacturing costs.
Income from operations was $675,000 during the current quarter, more than double the operating profit from the comparable period of last year. While achieving this improved financial performance, we also continued to invest in our future with new product development and the ongoing establishment of our new manufacturing operations in China. We are encouraged by our strong fourth quarter performance, and we remain committed to achieving long-term dynamic growth and enhanced shareholder value."

    Quarter Highlights

    Improved Profit Margins

    Throughout the current quarter, our operating margins continued to improve. In the fourth quarter of fiscal 2003, gross margin was $4.1 million or 24.5% of sales, compared to $3.5 million or 22.1% of sales for the fourth quarter of last year. For the fiscal year ended November 30, 2003, gross margin was $13.9 million or 22.1% of sales, versus $9.9 million or 17.3% of sales for fiscal 2002. This improvement has been primarily driven by our ongoing cost reduction programs, greater utilization of our low-cost manufacturing capabilities in Mexico and China, reduced manufacturing overhead, and increased operating efficiencies.

    Initial Sales of New MLFT Products

    We continue to invest in the development and introduction of new products. During the fourth quarter of 2003, we shipped our first MLFT (Motor Line Feed-Thru Technology) products. These high performance, patent pending, EMI filters have been designed to eliminate the need for multiple component assemblies incorporating capacitors, inductive coils, leads and printed circuit boards, thereby providing customers the needed filtering and mechanical interface at a reduced overall cost. Initial applications for these filters include DC motors used in various automotive applications. The development and introduction of innovative new products, like our MLFT filters, is a key element of our long-term growth strategy.

    China Manufacturing Operations

    The establishment of our China manufacturing operations continues as planned. During the fourth quarter, approximately $500,000 of products were manufactured and shipped from our modern 16,000 square foot facility, located in the Guangdong province of southern China. In addition to supplying product to our China customers, we expect this operation to ultimately enable us to participate in new Asian markets and become a low-cost manufacturing center capable of effectively competing in highly cost competitive industries, such as automotive. The continued growth of our China manufacturing operations is also a key element of our long-term growth strategy.

    Strong Cash Flow

    Our operating cash flow remains strong. Net cash generated by operating activities was $766,000 during the fourth quarter and $6.0 million for the fiscal year ended November 30, 2003. This positive cash flow reflects our profitable operating performance, as well as improved inventory turnover rates and related inventory reductions. During the fiscal year 2003, as a result of numerous inventory control procedures, aggregate inventories decreased by $1.4 million.

    Excellent Financial Position

    Our liquidity and overall financial position remain very strong. At November 30, 2003, our cash and short-term investments totaled $24.8 million, up $4.8 million from the end of last fiscal year. At the end of the current quarter, our current assets were more than nine times current liabilities, our stockholders' equity was $72.0 million, and our total borrowed funds were only $2.4 million.

    Current Business Outlook

    Mr. Southworth stated, "We are very encouraged by the growth and vitality of our recent order trends. However, customers continue to place orders only to satisfy their immediate requirements, which severely restricts our visibility to long-term product demand. In addition, for the last three years, the telecom equipment market has continuously demonstrated its volatility and unpredictability. Accordingly, our business forecasting capability remains limited and prudently cautious. Currently, we believe our first quarter 2004 sales and profitability will approximate our fourth quarter performance. With our strong liquidity, improving profit margins, and commitment to new product development, we believe that we are strategically positioned for long-term growth and enhanced profitability," he concluded.

    Forward-Looking Information

    This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates, and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.

    Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

    Simultaneous Webcast and Teleconference Replay

    Spectrum Control will host a teleconference to discuss its fourth quarter and fiscal year results on Thursday, January 8, 2004, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at www.spectrumcontrol.com . A taped replay of the call will be available through January 9, 2004, at 877-660-6853, access account 1628, conference 85709, or for 30 days over the Internet at the Company's website.

    Business Segment Description

    Our operations are currently conducted in three reportable segments: signal integrity products; power integrity products and management systems; and frequency control products. Our Signal Integrity Products Group designs and manufactures a broad range of low pass electromagnetic interference ("EMI") filters, surface mount EMI filters, filtered arrays, filtered connectors, gaskets, and specialty ceramic capacitors. Our Power Integrity Products and Management Systems Group designs and manufactures numerous power integrity products (power line filters, power entry modules, multisection filters, power terminal blocks, and custom power filter assemblies) and power management systems (power distribution units, remote power management systems, fuse interface panels, breaker interface panels, and custom power distribution systems). Our Frequency Control Products Group designs and manufactures ceramic resonators and bandpass filters, ceramic patch antennas, duplexers, lumped element filters, cavity filters, waveguide filters, and related products and systems.

    About Spectrum Control

    Spectrum Control, Inc. designs and manufactures a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. Although Spectrum Control products are used in many industries worldwide, the Company's largest markets are telecommunications equipment and military/aerospace. For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com .


    Spectrum Control, Inc. and Subsidiaries
    Condensed Consolidated Balance Sheets
    (Unaudited)

    (Dollar Amounts in Thousands)
                                                 November 30,     November 30,
                                                    2003               2002
    Assets

    Current assets
       Cash and cash equivalents                   $24,779            $19,934
       Accounts receivable, net                     11,521             10,035
       Inventories                                  13,110             14,494
       Prepaid expenses and other
        current assets                               2,804              3,316

            Total current assets                    52,214             47,779

    Property, plant and equipment, net              12,646             15,543

    Noncurrent assets
       Goodwill                                     18,019             18,019
       Other                                           492                483

            Total assets                           $83,371            $81,824

    Liabilities and Stockholders' Equity

    Current liabilities
       Accounts payable                             $3,147             $3,033
       Accrued liabilities                           2,240              1,860
       Current portion of long-term debt               285                285

            Total current liabilities                5,672              5,178

    Long-term debt                                   2,106              2,391

    Deferred income taxes                            3,549              3,580

    Stockholders' equity                            72,044             70,675

            Total liabilities and
             stockholders' equity                  $83,371            $81,824


    Spectrum Control, Inc. and Subsidiaries
    Condensed Consolidated Statements of Operations
    (Unaudited)
                                  (Amounts in Thousands Except Per Share Data)

                                            For the Quarter    For the Year
                                                 Ended             Ended
                                              November 30,      November 30,
                                             2003     2002     2003     2002

    Net sales                            $16,915  $15,703  $62,985  $57,213

    Cost of products sold                 12,771   12,232   49,086   47,291

    Gross margin                           4,144    3,471   13,899    9,922

    Selling, general and
      administrative expense               3,469    3,167   12,669   12,176

    Income (loss) from operations            675      304    1,230   (2,254)

    Other income (expense)
          Interest expense                   (47)     (24)    (136)    (140)
          Other income and expense, net       68      (45)     319    1,191
                                              21      (69)     183    1,051

    Income (loss) before provision
       for income taxes                      696      235    1,413   (1,203)

    Provision for income taxes (benefit)     287       77      559     (466)

    Net income (loss)                       $409     $158     $854    $(737)

    Earnings (loss) per common share:
          Basic                            $0.03    $0.01    $0.07   $(0.06)
          Diluted                          $0.03    $0.01    $0.07   $(0.06)

    Average number of common
       shares outstanding:
          Basic                           12,940   12,950   12,937   13,063
          Diluted                         13,090   12,979   13,004   13,063


    Spectrum Control, Inc. and Subsidiaries
    Selected Financial Data
    (Unaudited)
                                 For the Quarter Ended  For the Year Ended
                                      November 30,          November 30,
                                    2003       2002      2003       2002

    Selected Financial Data,
     as a Percentage of Net Sales:

            Net sales               100.0 %   100.0 %    100.0 %    100.0 %
            Cost of products sold    75.5      77.9       77.9       82.7
            Gross margin             24.5      22.1       22.1       17.3
            Selling, general and
              administrative
              expense                20.5      20.2       20.1       21.3
            Income (loss) from
             operations               4.0       1.9        2.0       (4.0)
            Other income (expense)
                 Interest expense    (0.3)     (0.1)      (0.2)      (0.2)
                Other income and
                 expense, net         0.4      (0.3)       0.5        2.1
            Income (loss)
             before provision
             for income taxes         4.1       1.5        2.3       (2.1)
            Provision for income
             taxes (benefit)          1.7       0.5        0.9       (0.8)
            Net income (loss)         2.4 %     1.0 %      1.4 %     (1.3)%


    Selected Operating Segment Data:
    (Dollar Amounts in Thousands)

         Signal integrity products:
          Customer orders
           received               $10,711    $9,725    $41,540    $42,110
          Net sales                10,272    10,031     42,362     41,230

       Power integrity products and
        management systems:
          Customer orders
           received                 4,755     2,833     14,533     10,929
          Net sales                 4,552     3,542     13,442     11,845

       Frequency control products:
          Customer orders
           received                 1,852     1,904      7,397      3,934
          Net sales                 2,091     2,130      7,181      4,138

SOURCE  Spectrum Control, Inc.
    -0-                             01/08/2004
    /CONTACT:  Corporate Headquarters, +1-814-474-2207, or fax,
+1-814-474-2208, or Investors, John P. Freeman, Senior Vice President and Chief Financial Officer of Spectrum Control, Inc., +1-814-474-4310/
    /Web site:  http:// www.spectrumcontrol.com/
    (SPEC)

CO:  Spectrum Control, Inc.
ST:  Pennsylvania
IN:  CPR FIN
SU:  ERN CCA MAV